    Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Second Quarter Financial Results

•        The Company generated net sales of $37.5 million for the quarter and $71.8 million year-to-date

•        Income (loss) before income taxes of $5.6 million for the quarter and $8.1 million year-to-date

•        Backlog of $75.5 million at July 31, 2024, compared to $68.5 million at January 31, 2024

SPRING, TX, September 11, 2024 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the second quarter and fiscal year-to-date ended July 31, 2024.

"Net sales for the second quarter were $37.5 million, an increase of $2.4 million, as compared to the same quarter last year. Net income attributable to common stock of $3.3 million, was an increase of $2.3 million, or 222%, compared to $1.0 million in the second quarter of 2023. For the six months ended July 31, 2024, net sales of $71.8 million represents an increase of 11%, compared to the six months ended July 31, 2023. After considering the non-controlling interest, the resulting net income attributable to common stock of $4.7 million, was an increase of $4.8 million, compared to a net loss of $(0.1) million in the six months ended July 31, 2023. This was the result of increased sales volumes and better margin performance,” noted President and CEO David Mansfield.

“Backlog in the second quarter saw considerable growth and now stands at $75.5 million. This represents a 10% increase from the backlog at January 31, 2024. It should be noted that this backlog of $75.5 million excludes more than $46 million of additional awards that were secured subsequent to the end of the quarter relating to two projects in the MENA region, as announced in a press release issued on August 23, 2024. The aggregate amount of backlog at the end of the second quarter plus the two additional project awards is very encouraging,” Mr. Mansfield continued.

“Our second quarter and fiscal 2024 year-to-date results continue to reflect exemplary performance on behalf of the organization and continual growth in business activity in various markets. The growth we are experiencing now further demonstrates a strengthening of demand for our services. It is also worth noting that our net income attributable to common stock for the six months ended July 31, 2024, represents the highest level of earnings on a year-to-date basis since transitioning from MFRI to Perma-Pipe, which occurred in March 2017,” said Mr. Mansfield.

“We are pleased with the level of business activity we are experiencing in various markets as a result of increases in infrastructure spending, primarily attributable to Saudi Arabia, India, and the U.A.E. These are key drivers of our overall improvement in net sales and margins in the second quarter and on a year-to-date basis and for which we are encouraged by the strength of our financial results as it enables us to continue to execute on strategic initiatives,” concluded Mr. Mansfield.

Second Quarter Fiscal 2024 Results

Net sales were $37.5 million and $35.1 million in the three months ended July 31, 2024 and 2023, respectively.  The increase of $2.4 million, or 7%, was a result of increased sales volumes.

Gross profit was $13.5 million, or 36% of net sales, and $9.5 million, or 27% of net sales, in the three months ended July 31, 2024 and 2023, respectively. The increase of $4.0 million, was primarily driven by increased sales volumes and better margins due to product mix.

General and administrative expenses were $6.0 million and $5.3 million in the three months ended July 31, 2024 and 2023, respectively. The increase of $0.7 million, was due to higher payroll expenses and professional service fees in the quarter.

Selling expenses remained consistent and were $1.4 million and $1.5 million in the three months ended July 31, 2024 and 2023, respectively.

Net interest expense remained consistent and was $0.5 million and $0.6 million in the three months ended July 31, 2024 and 2023, respectively.

Other income was consistent and less than $0.1 million in the three months ended July 31, 2024 and 2023, respectively.

The Company's ETR was 23% and 45% in the three months ended July 31, 2024 and 2023, respectively. The change in the ETR is due to the ability to recognize tax benefits on losses in the United States in the current year whereas the prior year had a full valuation allowance and changes in the mix of income and loss in various jurisdictions.

Net income attributable to common stock was $3.3 million and $1.0 million in the three months ended July 31, 2024 and 2023, respectively. The increase of $2.3 million was mainly due to increased sales activity and better margin performance in the quarter.

Fiscal 2024 Year-to-Date Results

Net sales were $71.8 million and $64.8 million in the six months ended July 31, 2024 and 2023, respectively. The increase of $7.0 million, or 11%, was a result of increased sales volumes.

Gross profit was $24.0 million, or 33% of net sales, and $16.2 million, or 25% of net sales, in the six months ended July 31, 2024 and 2023, respectively. The increase of $7.8 million, was primarily driven by increased sales volumes and better margins due to product mix.

General and administrative expenses were $12.1 million and $10.7 million in the six months ended July 31, 2024 and 2023, respectively. The increase of $1.4 million, was due to higher payroll expenses and professional service fees.

Selling expenses remained consistent and were $2.6 million and $2.7 million in the six months ended July 31, 2024 and 2023, respectively.

Net interest expense remained consistent and was $1.0 million and $1.1 million in the six months ended July 31, 2024 and 2023, respectively.

Other (expense) income resulted in expense of $(0.1) million and income of $0.2 million in the six months ended July 31, 2024 and 2023, respectively. The change was primarily due to exchange rate fluctuations in foreign currency transactions.

The Company's ETR was 25% and 97% in the six months ended July 31, 2024 and 2023, respectively. The change in the ETR is due to the ability to recognize tax benefits on losses in the United States in the current year whereas the prior year had a full valuation allowance and changes in the mix of income and loss in various jurisdictions.

Net income (loss) attributable to common stock was $4.7 million and $(0.1) million in the six months ended July 31, 2024 and 2023, respectively. The increase of $4.8 million was mainly due to increased sales activity and better margin performance.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Additional information regarding the Company's financial results for the three months ended  July 31, 2024, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended  July 31, 2024, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2024	2023	2024	2023
Net sales	$37,513	$35,141	$71,834	$64,798
Gross profit	13,474	9,464	23,991	16,239

Total operating expenses	7,332	6,773	14,716	13,472

Income from operations	6,142	2,691	9,275	2,767

Interest expense	514	636	1,021	1,148
Other (expense) income	(38)	81	(105)	154
Income before income taxes	5,590	2,136	8,149	1,773

Income tax expense	1,306	966	2,076	1,725

Net income	$4,284	$1,170	$6,073	$48
Less: Net income attributable to non-controlling interest	995	148	1,341	148
Net income (loss) attributable to common stock	$3,289	$1,022	$4,732	$(100)

Earnings (loss) per share attributable to common stock
Basic	$0.41	$0.13	$0.60	$(0.01)
Diluted	$0.40	$0.13	$0.59	$(0.01)

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2024	January 31, 2024
ASSETS
Current assets	$100,763	$98,818
Long-term assets	58,424	56,893
Total assets	$159,187	$155,711
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$56,471	$57,742
Long-term liabilities	26,076	25,991
Total liabilities	82,547	83,733
Non-controlling interests	8,057	6,266
Stockholders' equity	68,583	65,712
Total liabilities and equity	$159,187	$155,711